April 25, 2014

Securities and Exchange Commission

100 F. Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for China Southern Airlines Company Limited and, under the date of March 26, 2013, we reported on the consolidated financial statements of China Southern Airlines Company Limited as of and for the years ended December 31, 2011 and 2012 and the effectiveness of China Southern Airlines Company Limited’s internal control over financial reporting as of December 31, 2012. On March 26, 2013, we were notified that the auditor-client relationship between KPMG and China Southern Airlines Company Limited would cease upon completion of the audit of China Southern Airlines Company Limited’s consolidated financial statements as of and for the year ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. On April 26, 2013, we completed our audit and issued our reports that were included in China Southern Airlines Company Limited’s Form 20-F for the year ended December 31, 2012 and the auditor-client relationship ceased.

We have read China Southern Airlines Company Limited’s statements included under Item 16F of its annual report on Form 20-F for the year ended December 31, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the statements that: (1) “During the two most recent fiscal years and through April 26, 2013, neither we nor any person on our behalf consulted PwC regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 16F(a)(1)(iv) of Form 20-F and related instructions to Item 16-F of Form 20-F) with PwC or a “reportable event” (as defined in Item 16F(a)(1)(v) of Form 20-F).” and (2) “Also, during the two most recent fiscal years and through April 26, 2013, we did not obtain any written report or oral advice that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue.”

Very truly yours,

/s/ KPMG

Hong Kong, China

April 25, 2014

1